66 Bovet Road Shareholder Newsletter Suite 100 San Mateo, CA 94402 November 2018 650-343-9300 SRTREIT.com Strategic Realty Trust is a non-traded real estate investment trust and is focused on building a portfolio of high quality urban and street retail properties in major west coast markets. We continue to pursue the Company’s strategic plan to build a core portfolio of high-quality west coast urban retail properties. Our core urban portfolio is 93% leased with one suite vacant. Our near-term goal continues to be to complete the recycling of the portfolio by selling the remaining legacy properties. Legacy Property Sales Update We are marketing Florissant Marketplace in St Louis, MO for sale and will hopefully close later this year or early next year. The Shops at Turkey Creek in Knoxville, TN was on At Topaz in Hesperia, CA we signed a lease the market after we renewed two of the three with the County of San Bernardino for roughly tenants and then when we were going into 14% of the project which backfilled the contract with a buyer the third tenant (about remainder of the Fresh and Easy space that 39% of the property) closed their business and Kaiser Permanente did not take. While the defaulted. We now have the space back and project is now 91% leased we still need to build are marketing the vacant space for rent. When out the space for the county, get them in and we lease the space, we will go back out to the renew some near-term lease expirations before market to sell the center. we can take the project to market for sale.

STRATEGIC REALTY TRUST

Important Dates
Most Recent 10Q Filing 11/9/2018
Next 10K Filing Deadline 4/1/2019

Next Shareholder Newsletter 3/15/2019

Last Distribution Payment 10/31/2018
Next Distribution Payment 1/31/2019

Redevelopment Projects

On the Wilshire Boulevard project in Santa Monica, our joint venture partner is ready to start construction as soon as a construction loan can be put in place. The second floor of the project is fully leased to a fitness operator and the ground floor has several food tenants either under lease, letter of intent or in serious negotiation.


CONCRETES SODAS BURGERS FROZEN CUSTARD FLOATS CONES HOT DO

As we reported earlier this year our venture partner on the Sunset Blvd project in Hollywood received approval of its site plan from the City of Los Angeles for the supermarket build to suit and they were working with Gelson's on hopefully final changes to site plans and lease documents. Gelson's asked for changes to the site plan that would require us to go back to the city for further approvals that would cause delays, and which may not be approved. Further those changes we think are a negative to the project not a positive. The requested changes lead us to believe that the tenant may want to use their approval rights of the final site plan to terminate the lease. As such we have had discussions with two other grocery store operators that are considering the site. Our partner also developed an alternate multi-tenant retail development plan which appears to be an attractive alternative to the grocery store concept.


TENANT

As we complete the legacy property sales we continue to look for opportunities to reinvest in our core urban retail markets. We continue to be excited about the portfolio and its strategic direction. A fully recycled and focused high-quality west coast urban retail portfolio will hopefully allow us the opportunity to look at various strategic options for the future.

For more information please visit the Company's website at www.srtreit.com. The Company is advised by SRT Advisors, LLC an affiliate of Glenborough, LLC. Glenborough also acts as the Company's property manager. For more information please visit Glenborough's website at www.glenborough.com.

The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "hope", "hopeful", "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The Company can provide no assurances as to its ability to acquire properties that are consistent with its strategic plan, sell properties in its current portfolio, enter into new leases or modify existing leases, successfully manage the existing properties in its portfolio, successfully develop its redevelopment projects and execute potential strategic alternatives. These statements also depend on factors such as future economic, competitive and market conditions and other risks identified in Part I, Item IA of the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent periodic reports, as filed with the SEC. Actual events may differ materially from the anticipated events discussed above.